Exhibit 4

Number:	Shares
SEE REVERSE FOR
IMPORTANT NOTICE
ON TRANSFER RESTRICTIONS
AND OTHER INFORMATION
CUSIP

WACHOVIA PREFERRED FUNDING CORP.
a Corporation Organized Under the Laws of the State of Delaware

THIS CERTIFIES THAT                                          **Specimen**

is the owner of                                                       fully paid and non-assessable shares of •% Non-cumulative Series A Preferred Securities, par value $0.01 per share, of

Wachovia Preferred Funding Corp.

(the “Corporation”) transferable on the books of the Corporation by the holder hereof in person or by its duly authorized attorney, upon surrender of this Certificate properly endorsed. This Certificate and the shares represented hereby are issued and shall be held subject to all of the provisions of the Certificate of Incorporation and the By-laws of the Corporation and any amendments thereto. This Certificate is not valid unless countersigned and registered by the Transfer Agent and Registrar.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf by its duly authorized officers.

DATED                             ,

Countersigned and Registered:

Transfer Agent and Registrar	(SEAL)	President

By:		Secretary

IMPORTANT NOTICE

The Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

The shares represented by this certificate are subject to restrictions on Transfer and Beneficial Ownership for the purpose of the Corporation’s maintenance of its status as a REIT under the Code. Any Transfer that, if effective, would result in the Corporation’s Series A Preferred Securities, Series B Preferred Securities, Series C Preferred Securities and Series D Preferred Securities, collectively, being Beneficially Owned by less than 100 Persons, determined without reference to any rules of attribution, (i) shall be null and void ab initio as to the Transfer of such Series A Preferred Securities which would be otherwise Beneficially Owned by the transferee thereof, and (ii) such intended transferee shall acquire no rights whatsoever in such Series A Preferred Securities. Any Transfer that, if effective, would result in the Corporation being “closely held” within the meaning of Section 856(h) of the Code, (i) shall be null and void ab initio as to the Transfer of such Series A Preferred Securities which would cause the Corporation to be “closely held” within the meaning of Section 856(h) of the Code, and (ii) the intended transferee thereof shall acquire no rights in such Series A Preferred Securities. If the Board of Directors or its properly authorized designees shall at any time determine in good faith that the restrictions on Transfer stated above have been violated or that a Person intends to acquire or has attempted to acquire Beneficial Ownership of any Series A Preferred Securities in violation of the restrictions on Transfer stated above, the Board of Directors or its properly authorized designees shall take such action as it or they deem advisable to refuse to give effect or to prevent such Transfer (or any Transfer related to such intent). Any Person who acquires or attempts to acquire Beneficial Ownership of Series A Preferred Securities in violation of the restrictions on Transfer stated above shall immediately give written notice to the Corporation of such event. All capitalized terms used in this legend have the meanings defined in the Certificate of Incorporation of the Corporation, as the same may be amended from time to time, a copy of which, including the restrictions on transfer and ownership, will be furnished to each stockholder of the Corporation on request and without charge.

The shares represented by this certificate are subject to the terms of a certain Exchange Agreement, dated November •, 2002, requiring their exchange in certain circumstances for certain depositary shares representing interests in certain preferred shares of Wachovia Corporation. The Corporation will mail to the stockholder a copy of such agreement, without charge, upon a written request therefor.

KEEP THIS CERTIFICATE IN A SAFE PLACE. IF IT IS LOST, STOLE
NOR DESTROYED, THE CORPORATION WILL REQUIRE A BOND OF INDEMNITY
AS A CONDITION TO THE ISSUANCE OF A REPLACEMENT CERTIFICATE.

The following abbreviations, when used in the inscription on the face of this Certificate, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM — as tenants in common
TEN ENT  — as tenants by the entireties
JT TEN     — as joint tenants with right of survivorship and not as tenants in common

UNIF GIFT MIN ACT —                                  Custodian
                                            (Custodian)                                  (Minor)

                                             under Uniform Gifts to Minors Act
                                                                                                                   (State)

Additional abbreviations by also be used though not in the above list.

FOR VALUE RECEIVED,                                  hereby sell, assign and transfer unto

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS, INCLUDING ZIP CODE, OF ASSIGNEE)

(PLEASE INSERT SOCIAL SECURITY OR OTHER IDENTIFYING NUMBER OF ASSIGNEE)

                                              (                                ) shares represented by this Certificate and do hereby irrevocably constitute and appoint                                               Attorney to transfer the said shares on the books of the Corporation, with full power of substitution in the premises.

Dated: ,
In presence of:	NOTICE: The signature to this assignment must correspond with the name as written upon the face of the certificate in every particular, without alteration or enlargement or any change whatever.